FOR IMMEDIATE RELEASE:  August 14, 1997

      Contacts:  U.S. Surgical

 INVESTOR CONTACT:          U.S. SURGICAL HOME PAGE     MEDIA CONTACT:
 Marianne Scipione          http://www.ussurg.com       Steve Rose
 Vice President                                         Director
 Corporate Communications                               Media Relations
 (203) 845-1404                                         (203) 845-1732


                    UNITED STATES SURGICAL CORPORATION
                  FILES SUIT AGAINST CIRCON CORPORATION

                NORWALK, CT. -- United States Surgical Corporation (NYSE:USS) said today that it has filed suit against Circon Corporation (NASDAQ: CCON) asking the Court of Chancery in the State of Delaware to order Circon to hold its 1997 Annual Meeting of Shareholders.

           In addition, USS today reinstated its lawsuit in the Court of Chancery seeking to compel Circon to provide USS with information necessary to enable USS to communicate directly with Circon's shareholders concerning its tender offer and proxy contest to elect two directors to Circon's board and seeking approval of a shareholder resolution at the Annual Meeting. USS has repeatedly requested this information from Circon, but Circon has not yet provided all the requested information.

                United States Surgical Corporation is a diversified surgical products company specializing in minimally invasive technologies that improve patient care and lower health costs.